Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 Avenue of the Americas

Suite 1100

New York, New York 10105

June 10, 2021

Quest Patent Research Corporation

411 Theodore Fremd Ave. Suite 206S

Rye, NY 10580-1411

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Quest Patent Research Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, File No. 333-256197 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, the following securities: (i) 50,000,000 outstanding shares of common stock (the “Shares”) and (ii) 50,000,000 shares of common stock (the “Warrant Shares” and, together with the Shares, the “Securities”) issuable upon exercise of outstanding warrants (the “Warrants”).

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto, (2) the Company’s Certificate of Incorporation, as amended to date, (3) the Company’s Bylaws, (4) certain resolutions of the Board of Directors of the Company and (5) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. As to certain factual matters, we have relied upon certificates of the chief executive officer of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (e) the Warrants Shares will have been issued upon exercise of the warrants in accordance with the terms of the Warrants (including the payment of the exercise price or cashless exercise as specified therein); and (f) all Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares are duly and validly authorized and issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued pursuant to the terms of the Warrants, will be duly and validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP